UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☑ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

The Greenbrier Companies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

December 22, 2011

Dear Shareholder:

We have previously sent to you proxy materials for the Annual Meeting of Shareholders of The Greenbrier Companies, Inc. (the “Company”) to be held on January 6, 2012. The Board of Directors of the Company has unanimously recommended that shareholders return the enclosed proxy card voting FOR all nominees for election to the Board of Directors, FOR advisory approval of the compensation of the Company’s named executive officers, FOR ratification of KPMG LLP as the Company’s independent auditors for 2012, and to hold future advisory votes on the compensation of the Company’s named executive officers on an ANNUAL basis.

As you may know, due to recent changes to the NYSE rules, your broker is no longer entitled to vote your shares on certain of those proposals, including the election of Directors and the advisory votes on executive compensation and the frequency of the advisory vote on executive compensation, without your instructions.

Your vote is important, no matter how many or how few shares you may own. If you have not already done so, please vote TODAY by signing, dating and returning the enclosed proxy card in the envelope provided to ensure that your votes are validly received prior to the Annual Meeting. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank.

Sincerely,

Sherrill A. Corbett

Secretary

REMEMBER:

You can vote your shares by telephone, or via the Internet as instructed by your broker or bank.

Please follow the easy instructions on the enclosed card.

If you have any questions, or need assistance in voting

your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED

TOLL-FREE, at 1-888-750-5834.